Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PhotoMedex, Inc. and Subsidiaries:

We hereby consent to the incorporation by reference of our report dated March 20, 2009, relating to the consolidated financial statements and the effectiveness of internal controls over financial reporting, which appears in this Form 10-K, in the following documents: in the Form 10-K for the year ended December 31, 2008; in the registration statements (Nos. 333-58450, 333-72580, 333-91926, 333-106605, 333-120921 (and amendment 1), 333-125980, 333-132654 and 333-139031) on Form S-3; in the registration statements (Nos. 333-100609and 333-121864) on Form S-4; and in the registration statements (Nos. 333-30298, 333-114181, 333-124034, 333-132655, 333-132656 and 333-146558) on Form S-8 of PhotoMedex, Inc.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
March 20, 2009